FOR IMMEDIATE RELEASE

Investor Relations:
Ed Lockwood
Sr. Director, Investor Relations
(408) 875-9529
ed.lockwood@kla-tencor.com

Media Relations:
Meggan Powers
Sr. Director, Corporate Communications
(408) 875-8733
meggan.powers@kla-tencor.com

KLA-Tencor Announces Results of Tender Offer to Acquire ICOS Vision Systems

SAN JOSE, Calif.-May 20, 2008-KLA-Tencor Corporation (NASDAQ: KLAC) today announced the results of its tender offer to acquire ICOS Vision Systems Corporation NV (Euronext: IVIS). KLA-Tencor is the leading supplier of wafer front-end inspection and metrology solutions to the global semiconductor industry; ICOS is a leading supplier of packaging and interconnect inspection solutions for the semiconductor industry, and has a market leadership position in the inspection of photovoltaic solar technologies and LED lighting products.

The acceptance period for the tender offer ended on Monday, May 19, 2008 at 4 p.m. (Central European Time). At the close of the initial acceptance period for the takeover bid, 10,250,802 shares of ICOS had been tendered, constituting 96.03% of the outstanding shares of ICOS. The shares tendered into the bid during this initial acceptance period are expected to be settled on May 30, 2008.

"We are bringing together two long-standing leaders in separate but complementary segments of the semiconductor capital-equipment industry to extend our leadership as the world's best process control company," said Rick Wallace, CEO of KLA-Tencor Corporation. "By combining our complementary strengths to provide differentiated technical solutions, we are well positioned to provide even greater value for our customers, expand our product and service offerings as well as pursue new opportunities for growth."

As described in the prospectus related to the offer, because KLA-Tencor (through its wholly owned subsidiary) will hold more than 95% of the shares of ICOS, it will reopen the takeover bid at the same terms in order to proceed with a squeeze-out according to article 513, section 1 of the Company Code and article 42 of the Royal Decree of 27 April 2007 on takeover bids in order to acquire all the ICOS shares and 2002 warrants (but not the 2007 options) which as of that time have not been tendered to the bid.

The bid price is EUR 36.50 for each share and EUR 32.76 for each 2002 warrant. The acceptance period for the squeeze-out bid is expected to begin on May 28, 2008 and to continue until June 17, 2008 at 4 p.m. (Central European Time). Further details on the conditions of the squeeze-out bid and the subsequent delisting of the ICOS shares are given in the formal announcement of the squeeze-out that will appear in the Belgian press on May 22, 2008.

Additional details regarding the offer and related acceptance procedures are set forth in the prospectus related to the offer. The prospectus is available in Belgium free of charge at the counters of KBC Securities, KBC Bank, CBC Banque or by phone +32 3 283 29 70 (KBC telecenter) or 0800/92020 (CBC Banque) and at Petercam. Electronic versions of the prospectus (including the acceptance form) are available on the following websites: www.kbcsecurities.be, www.kbc.be, www.cbcbanque.be, www.petercam.be and www.kla-tencor.com.

About KLA-Tencor:  KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries.  Headquartered in San Jose, California, KLA-Tencor has sales and service offices around the world.  An S&P 500 company, KLA-Tencor is traded on the NASDAQ Global Select Market under the symbol KLAC.  Additional information about KLA-Tencor is available at http://www.kla-tencor.com.

About ICOS: ICOS designs and manufactures inspection equipment for semiconductor packaging and interconnect applications. It is a world-leading supplier of equipment for the visual inspection of IC's, before they are used in various applications such as PC's, portable phones or cars. ICOS's systems perform two- and three-dimensional (2D and 3D) inspection of IC's, wafers, solar cells, substrates, sockets, etc. ICOS offers stand-alone inspection systems, as well as inspection modules for integration. ICOS is headquartered in Leuven, Belgium and has R&D centers in Belgium, Germany and Hong Kong, sales and support offices in Japan, the USA, Singapore, Hong Kong, Korea and Taiwan and production facilities in Belgium, Hong Kong and China. Additional information on ICOS is available at http://www.icos.be.

Disclaimer: With the exception of the CBFA, no other authority in any other jurisdiction has approved the prospectus (including any supplement thereto). This approval does not entail an assessment of the suitability or quality of the bid or any possible squeeze-out. The bid is made only in Belgium and the United States, and no steps have been or will be taken with a view to obtaining authorization to distribute the prospectus in countries other than Belgium and the United States.

Forward Looking Statements:  Statements in this press release other than historical facts, such as statements regarding the potential benefits and synergies that may result from the transaction, the anticipated settlement date for the shares tendered in the bid and the expected timing for the reopening of the bid, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to those associated with demand for the companies' respective product lines; the results of product development efforts; the success of product offerings to meet customer needs within the timeframes required by customers in these markets; disruption from the proposed acquisition making it more difficult to maintain relationships with customers, vendors and employees; the failure to obtain and retain expected synergies from the proposed acquisition; unanticipated delays in the transferability of funds; the timing of preparation and approval of any documentation required in connection with the reopening of the bid; or other factors.  For other factors that may cause actual results to differ materially from those projected and anticipated in forward-looking statements in this release, please refer to the Company's Annual Report on Form 10-K for the year ended June 30, 2007, subsequently filed Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (including, but not limited to, the risk factors described therein).

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